ASSIGNMENT OF PURCHASE AND SALE AGREEMENT

THIS ASSIGNMENT OF PURCHASE AND SALE AGREEMENT (the "Assignment") is made this 17th day of June, 2021, being the date of execution of this Assignment by Arrived Holdings, Inc as "Assignor" and accepted by Arrived SC Sugar, LLC as "Assignee."

RECITALS

A. [redacted]s Seller, and Assignor as Buyer, previously entered into a certain Purchase and Sale Agreement, (the "Agreement") concerning the purchase by Assignor of real property known as 300 Southern Sugar Avenue, 29461 and as more particularly described in the Agreement.

B. Assignor desires to assign all its rights, duties, obligations, and liabilities under the Agreement, as described above, unto Assignee.

C. Assignee desires to accept this Assignment and to assume all of the rights, duties, obligations, and liabilities of Assignor under the Agreement as described above.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Bower, hereby agree as follows:

1. Assignor assigns all rights, duties, obligations, and liabilities, held by them under the terms of the Agreement between the above-mentioned Seller, and Assignor, as Buyer, unto Assignee.

2. Assignor directs that Seller execute all necessary transfer documents as contemplated by the Agreement unto Assignee.

3. Assignee accepts the assignment of Assignor as stated in Paragraph 1 above and agrees to assume all of the rights, duties, obligations and liabilities of Assignor, as Buyer under the Agreement.

4. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5. Except as is expressly modified herein, the Agreement shall remain in full force and effect in accordance with the terms contained therein.

[redacted] Dated: __________

ASSIGNEE:

[redacted] Dated: __________